Filed Pursuant to Rule 424(b)(5)
Registration No. 333-133026

A filing fee of $9413.98, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 6, 2006)

ITRON, INC.

4,086,958 Shares of Common Stock

This prospectus supplement and the accompanying prospectus relates to resales of shares of our common stock owned by the selling shareholders, including shares that have been issued to the selling shareholders in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The shares of our common stock are being registered pursuant to a securities purchase agreement with the selling shareholders.

The prices at which the selling shareholders may sell the shares will be determined by prevailing market prices or through privately-negotiated transactions. We will not receive any proceeds from the sale of any of the shares. We have agreed to bear the expenses of registering the shares covered by this prospectus supplement and the accompanying prospectus under federal and state securities laws.

The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The selling shareholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling shareholders may offer the shares for sale. The selling shareholders may sell any, all or none of the shares offered by this prospectus supplement and the accompanying prospectus.

Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol “ITRI.” On June 28, 2007, the closing sales price for our common stock was $77.68 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2007.

This prospectus supplement and accompanying prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling shareholders may, from time to time, sell the securities described in this prospectus supplement and the accompanying prospectus in one or more offerings. This prospectus supplement and accompanying prospectus provides you with a general description of the securities that may be offered by the selling shareholders. Each time a selling shareholder sells common stock, the selling shareholder is required to provide you with this prospectus supplement and accompanying prospectus. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus supplement and accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and accompanying prospectus and any subsequent prospectus supplement, you should rely on the information in the latest prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement and the accompanying prospectus. We are not making an offer to sell the securities in any jurisdiction where the offer or sale of the securities is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospectus supplement and the accompanying prospectus may have changed since those dates.

When used in this prospectus supplement and the accompanying prospectus, except where the context otherwise requires, the term “we,” “us” and “our” refer to Itron, Inc. and its subsidiaries.

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About this prospectus

This prospectus supplement and the accompanying prospectus provide you with a general description of the common stock that certain selling shareholders may offer. If the information relating to selling shareholders or plan of distribution changes, we will provide you with an additional and accompanying prospectus and a subsequent prospectus supplement containing specific information about the selling shareholders, the terms of the offering and the means of distribution. Such additional prospectus supplement may include other special considerations applicable to such offering of common stock. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus supplement and accompanying prospectus and a subsequent prospectus supplement, you should rely on the information in the latest prospectus supplement. You should read carefully this prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not to invest in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” beginning on page S-3 of this prospectus supplement and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and all other information included or incorporated therein by reference in this prospectus supplement and the accompanying prospectus in its entirety before you decide whether to invest in our common stock.

ITRON, INC.

Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions; as Itron in North America and as Actaris outside of North America. We are the world’s leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation and consulting services.

We are incorporated in the State of Washington. Our principal executive offices are located at 2111 N. Molter Road, Liberty Lake, Washington 99019, and our telephone number is (509) 924-9900. Our website is www.itron.com. The information on our website does not constitute part of this prospectus supplement and the accompanying prospectus and should not be relied upon in connection with making an investment in our securities.

THE SECURITIES PURCHASE AGREEMENT

On March 1, 2007, we issued 4,086,958 shares of common stock, no par value, to the selling shareholders pursuant to a securities purchase agreement for aggregate proceeds of $235.0 million. The common shares were issued pursuant to an exception from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. As part of the securities purchase agreement, we agreed to register resales of these shares. This prospectus supplement and the accompanying prospectus are furnished pursuant to the agreement.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which are incorporated herein by reference, and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus supplement and the accompanying prospectus are forward-looking statements. For more information about forward-looking statements, please see “Forward-Looking Statements.”

INDUSTRY RISKS

We are dependent on the utility industry, which has experienced volatility in capital spending.

We derive the majority of our revenues from sales of products and services to the utility industry. Purchases of our products may be deferred as a result of many factors including mergers and acquisitions, regulatory decisions, weather conditions, rising interest rates, utility specific financial situations and general economic downturns. We have experienced, and may in the future experience, variability in operating results, on both an annual and a quarterly basis, as a result of these factors.

Utility industry sales cycles can be lengthy and unpredictable.

Sales cycles with customers in the utility industry, both domestic and foreign, are generally long and unpredictable due to customers’ budgeting, purchasing and regulatory processes that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility. The U.S. Energy Policy Act of 2005 requires electric utilities to consider offering their customers time-based rates and directs these utilities and state utility commissions to study and evaluate methods for implementing demand response and improving power generation. These requirements could change the process of evaluating and approving technology purchases, which could extend or delay sales.

Our quarterly results may fluctuate substantially.

We have experienced variability of quarterly results, including losses, and believe our quarterly results will continue to fluctuate as a result of many factors, including costs related to acquisitions, in-process research and development (IPR&D), intangible amortization expenses, stock-based compensation, legal activity, unexpected warranty liabilities, restructuring charges, size and timing of significant customer orders, FCC or other governmental actions, the gain or loss of significant customers, timing and levels of new product developments, shifts in product or sales channel mix, increased competition and pricing pressure and general economic conditions affecting enterprise spending for the utility industry.

Risk factors

A significant portion of our revenues are generated from a limited number of customers.

Historically, our revenues have been concentrated with a limited number of customers, which change over time. The ten largest customers accounted for 31% of revenues for the three months ended March 31, 2007 and 40%, 26% and 30% of revenues for the years ended 2006, 2005 and 2004, respectively. One customer, Southwest Gas Corporation, accounted for 10% of total Company revenues for the three months ended March 31, 2007. One customer, Progress Energy, accounted for 16% of total Company revenues in 2006. No single customer represented more than 10% of total Company revenues in 2005 and 2004. From time to time, we are dependent on large, multi-year contracts that are subject to cancellation or rescheduling by our customers due to many factors, such as extreme, unexpected weather conditions or possible acts of terrorism. Cancellation or postponement of one or more of these significant contracts could have a material adverse effect on us. In addition, if a large customer contract is not replaced upon its completion with a new large contract, our business could be adversely affected.

Our acquisitions of and investments in third parties carry risks and may affect earnings due to charges associated with the acquisition.

On April 18, 2007, we completed the acquisition of Actaris Metering Systems SA (Actaris) for €800 million (approximately $1.1 billion) plus the retirement of $626.9 million of debt.

We have acquired nine companies since December 31, 2001 and have recorded acquisition investments of approximately $1.7 billion in the first five months of 2007, $22 million in 2006, $256 million in 2004 and $71 million in 2003. We expect to complete additional acquisitions and investments in the future, both foreign and domestic. There are no assurances, however, we will be able to successfully identify suitable candidates or negotiate appropriate acquisition terms. In order to finance future acquisitions, we may need to raise additional funds through public or private financings, and there are no assurances that we would be able to do so on acceptable terms. Acquisitions and investments involve numerous risks such as the diversion of senior management’s attention, unsuccessful integration of the acquired entity’s personnel, operations, technologies and products, lack of market acceptance of new services and technologies, difficulties in operating businesses in foreign legal jurisdictions, changes in the legal and regulatory environment or a shift in industry dynamics that negatively impacts the forecasted demand for the new products. Impairment of an investment or goodwill and intangible assets may result if these risks materialize. There can be no assurances that an acquired business will perform as expected, accomplish our strategic objective or generate significant revenues, profits or cash flows. During prior years, we have incurred impairments and write-offs of minority interest investments.

Acquisitions and investments in third parties may involve the assumption of obligations, significant write-offs or other charges associated with the acquisition, such as acquired IPR&D expenses and integration-related professional services. We may also incur higher cost of sales on our products as a result of recording finished goods inventory acquired in an acquisition at its fair value, less reasonable selling costs. During the fourth quarter of 2004, we expensed $6.4 million in IPR&D expense associated with our Electricity Metering acquisition and expect to record IPR&D expense and higher cost of sales during the second quarter of 2007 associated with the Actaris acquisition.

We depend on our ability to develop new products.

Our future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance and sustain our existing products, including addressing technological advances, changing customer requirements, international market acceptance and other factors in the markets in which we sell our products. This product development will require continued

Risk factors

investment in order to maintain our market position. We have made, and expect to continue to make, substantial investments in technology development. However, we may experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules or we may not achieve market acceptance of our new products and solutions.

We are facing increasing competition.

We face competitive pressures from a variety of companies in each of the markets we serve. Some of our present and potential future competitors have, or may have, substantially greater financial, marketing, technical or manufacturing resources, and in some cases, greater name recognition and experience than we have. Some competitors may enter markets we serve and sell products at low prices in order to obtain market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Some competitors have made, and others may make, strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Other companies may also produce products that are equal or superior to our products, which could reduce our market share, reduce our overall sales and require us to invest additional funds in new technology development. We may also have to adjust the prices of some of our products to stay competitive. If we can not compete successfully against current or future competitors, this will have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are affected by availability and regulation of radio spectrum.

A significant number of our products use radio spectrum and in the United States are subject to regulation by the FCC. Licenses for radio frequencies must be obtained and periodically renewed. Licenses granted to us or our customers may not be renewed on acceptable terms, if at all. The FCC may adopt changes to the rules for our licensed and unlicensed frequency bands that are incompatible with our business. In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and it is possible that the FCC or Congress will adopt additional changes.

We have committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to our products. The inability to modify our products to meet such requirements, the possible delays in completing such modifications and the cost of such modifications all could have a material adverse effect on our future business, financial condition and results of operations.

Our radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for our intended uses. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain our planned operations. The unlicensed frequencies are available for a wide variety of uses and may not be entitled to protection from interference by other users who operate in accordance with FCC rules. The unlicensed frequencies are also often the subject of proposals to the FCC requesting a change in the rules under which such frequencies may be used, including a pending notice of proposed rulemaking (FCC WT Docket No. 06-49 dated March 6, 2006). If the unlicensed frequencies become unacceptably crowded, restrictive or subject to changed rules governing their use, our business could be materially adversely affected.

Risk factors

We are also subject to regulatory requirements in foreign markets that vary by country. In those jurisdictions, licensees are generally required to operate a radio transmitter and such licenses may be for a fixed term and must be periodically renewed. In some jurisdictions, the rules permit certain low power devices to operate on an unlicensed basis. Most of our AMR modules and AMR-equipped electronic residential electricity meters are devices that transmit information back to handheld, mobile or fixed network AMR reading devices in unlicensed bands pursuant to rules regulating such use. To the extent we wish to introduce products designed for use in the United States or another country into a new market, such products may require significant modification or redesign in order to meet frequency requirements and other regulatory specifications. Further, in some countries, limitations on frequency availability or the cost of making necessary modifications may preclude us from selling our products in those countries.

We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third party’s intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, re-engineer, or rebrand certain products or packaging, any of which could affect our business, financial condition and results of operations. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees, expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, financial condition and results of operations.

If our products infringe the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer. We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we can not obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

We may be unable to adequately protect our intellectual property.

While we believe that our patents, trademarks and other intellectual property have significant value, it is uncertain that this intellectual property, or any intellectual property acquired or developed by us in the future, will provide meaningful competitive advantages. There can be no assurance that our patents or pending applications will not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To combat infringement or unauthorized use, we may need to commence litigation, which can be expensive and time-consuming. In addition, in an infringement proceeding a court may decide that a patent or other intellectual property right of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology or other intellectual property right at issue on the grounds that it is non-infringing or the legal requirements for an injunction have not been met. Policing unauthorized use of our intellectual property is difficult and expensive, and we can not provide assurance that we will be able to, or have the resources

Risk factors

to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as do the laws of the United States.

We may face product-failure exposure that exceeds our recorded liability.

We provide product warranties for varying lengths of time and establish allowances in anticipation of warranty expenses. In addition, we record contingent liabilities for additional product-failure related costs. However, these warranty and related product-failure allowances may be inadequate due to undetected product defects, unanticipated component failures, as well as changes in various estimates for material, labor and other costs we may incur to replace projected product failures. Therefore, we may incur additional warranty and related expenses in the future with respect to new or established products.

As we commence the implementation of a new enterprise resource planning system, unexpected problems and delays could occur and could cause disruption to the management of our business and significantly increase costs.

On January 1, 2007, we began using a new enterprise resource planning (ERP) system. This process included transferring data from select modules and commencing use of the new system. System conversions are expensive and time consuming undertakings that impact all areas of the Company. A delay in the implementation of, or disruption in the transition to, our new or enhanced systems could harm our ability to accurately forecast sales demand, manage our supply chain and production facilities, achieve accuracy in the conversion of electronic data and records and to report financial and management information on a timely and accurate basis. In addition, due to the systemic internal control features within ERP systems, we may experience difficulties that could affect our internal control over financial reporting, which could create a significant deficiency or material weakness in our overall internal controls under Section 404 of the Sarbanes-Oxley Act of 2002. Failure to properly or adequately address these issues could result in the diversion of management’s attention and resources and materially and adversely impact our ability to manage our business and our results of operations.

Our key manufacturing facilities are concentrated.

In the event of a significant interruption in production at any of our manufacturing facilities, considerable time and effort could be required to establish alternative production lines, which would have a material adverse effect on our business, financial condition and results of operation.

A number of key personnel are critical to the success of our business.

Our success depends in large part on the efforts of our highly qualified technical and management personnel in all disciplines. The loss of one or more of these employees and the inability to attract and retain qualified replacements could have a material adverse effect on our business.

We depend on certain key vendors.

Certain of our products, subassemblies and system components are procured from limited sources. Our reliance on such limited sources involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and costs. Any adverse change in the supply of, or price for, these components could adversely affect our business, financial condition and results of operations. In addition, we depend on a small number of contract manufacturing vendors for a large portion of our low-volume manufacturing business and all of our repair services for our domestic handheld meter reading units. If any of these vendors should become unable to perform their responsibilities, our operations could be materially disrupted.

Risk factors

We are subject to international business uncertainties.

As a result of the Actaris acquisition on April 18, 2007 over 60% of our sales and operations are located outside the United States. International sales and operations may be subject to risks such as the imposition of government controls, political instability, terrorist activities, restrictions on the import or export of critical technology, currency exchange rate fluctuations, adverse tax burdens, availability of qualified third-party financing, generally longer collection periods, trade restrictions, changes in tariffs, difficulties in staffing and managing foreign operations, potential insolvency of international dealers, burdens of complying with different permitting standards and a wide variety of foreign laws and obstacles to the repatriation of earnings and cash. Fluctuations in the value of the U.S. dollar may impact our ability to compete in international markets. International expansion and market acceptance depend on our ability to modify our technology to take into account such factors as the applicable regulatory and business environment, labor costs and other economic conditions. In addition, the laws of certain countries do not protect our products or technology to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition and results of operations.

We are subject to regulatory compliance.

We are subject to various governmental regulations including those related to occupational safety and health, labor and wage practices, European labor and employment regulations and regulations regarding the performance of certain engineering services. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations.

Changes in environmental regulations, violations of the regulations or future environmental liabilities could cause us to incur significant costs and adversely affect our operations.

Our business and our facilities are subject to a number of laws and regulations governing, among other things, the storage, discharge, handling, emission, generation, manufacture, disposal, remediation of, or exposure to toxic or other hazardous substances and certain waste products. Many of these environmental laws and regulations subject current or previous owners or operators of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were conducted in compliance with the law. In the ordinary course of our business, we use metals, solvents and similar materials, which are stored on-site. The waste created by the use of these materials is transported off-site on a regular basis by unaffiliated waste haulers. Many environmental laws and regulations (most notably the U.S. federal “Superfund” law and its state counterparts) require generators of waste to take remedial actions at, or in relation to, the off-site disposal location even if the disposal was conducted in compliance with the law. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that a claim, investigation or liability will not arise with respect to these activities, or that the cost of complying with governmental regulations in the future, will not have a material adverse effect on us.

Risk factors

In addition, of the properties we own or lease, we may in the future be responsible for investigating and remediating contamination at these sites. We also could face costs and liabilities in connection with product take-back legislation. The European Union has enacted the Waste Electrical and Electronic Equipment Directive, which makes producers of certain types of electrical equipment financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. The deadline for the individual member states of the EU to enact the directive in their respective countries was August 13, 2004 (such legislation, together with the directive, is referred to as the WEEE Legislation). Producers participating in the market became financially responsible for implementing their responsibilities under the WEEE Legislation beginning in August 2005. Implementation in certain EU member states has been delayed into 2007. Similar legislation has been or may be enacted in other jurisdictions, including the United States, Canada, Mexico, China and Japan. China has passed similar legislation, which took effect March 1, 2007. California has drafted electronic recycling laws similar to the WEEE legislation, but such legislation has not as yet been enacted. Our potential liability resulting from the WEEE and similar legislations could become substantial.

Our senior secured credit facility and the indentures related to our existing senior subordinated and convertible senior subordinated notes limit our ability and the ability of most of our subsidiaries to take certain actions.

Our $1.1 billion senior secured credit facility (credit facility) and our senior subordinated notes (7.75% senior subordinated notes due 2012 and 2.5% convertible senior subordinated notes due 2026) (notes), place restrictions on our ability and the ability of most of our subsidiaries to, among other things:

➢	incur more debt;

➢	pay dividends and make distributions;

➢	make certain investments, loans and advances;

➢	redeem or repurchase capital stock;

➢	create liens;

➢	enter into transactions with affiliates;

➢	enter into sale lease-back transactions;

➢	merge or consolidate; and

➢	transfer or sell assets.

Our credit facility also contains other customary covenants, including requiring us to meet specified financial ratios and financial tests. Our ability to borrow under our credit facility will depend on the satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

Our failure to comply with obligations under the indenture or the credit facility may result in declaration of an event of default. An event of default, if not cured or waived, may permit acceleration of such indebtedness. In addition, indebtedness under other instruments (such as our notes) that contain cross-default or cross-acceleration provisions also may be accelerated and become due and payable. We can not be certain we will be able to remedy any such defaults. If our indebtedness is accelerated, we can not be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to borrow sufficient funds to replace the accelerated indebtedness on terms favorable to us or at all. In addition, in the case of an event of default under our secured indebtedness such as our credit facility, the lenders may be permitted to foreclose on our assets securing that indebtedness.

Risk factors

Our ability to service our indebtedness is dependent on our ability to generate cash, which is influenced by many factors beyond our control.

Our ability to make payments on or refinance our indebtedness, fund planned capital expenditures and continue research and development will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may need to refinance all or a portion of our indebtedness on or before maturity. We can not provide assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

RISKS RELATED TO OUR COMMON STOCK

The price of our common stock may fluctuate significantly, and this may make it difficult for you to sell the common stock when you want or at prices you find attractive.

The price of our common stock on the Nasdaq Global Select Market constantly changes. During 2006, the sale price of our common stock ranged from $39.44 to $73.72, and during the first five months of 2007, the sale price of our common stock ranged from $51.15 to $71.68. The closing sale price on June 28, 2007 was $77.68. We expect that the market price of our common stock will continue to fluctuate. In addition, because our convertible senior subordinated notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of our convertible senior subordinated notes.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

➢	quarterly variations in our operating results;

➢	operating results that vary from the expectations of management, securities analysts and investors;

➢	changes in expectations as to our future financial performance;

➢	announcements of innovations, new products and technology, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

➢	the operating and securities price performance of other companies that investors believe are comparable to us;

➢	future sales of our equity or equity-related securities;

➢	changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;

➢	developments or disputes (including lawsuits);

➢	departures of key personnel; and

➢	regulatory considerations.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

Risk factors

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of our convertible senior subordinated notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of our convertible senior subordinated notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the notes.

Our rights plan and our ability to issue preferred stock could harm the rights of our common shareholders.

Each share of our outstanding common stock is associated with one right to acquire one one-hundredth (1/100) of a share of our Series R Participating Cumulative Preferred Stock, without par value, at a purchase price of $160.00.

The rights only become exercisable in certain limited circumstances on the distribution date, which is the earlier of: (1) the close of business on the tenth business day after a public announcement that a person has acquired beneficial ownership of 15% or more of our outstanding shares of common stock; and (2) a date that our Board of Directors designates following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock that could result in the offeror becoming the beneficial owner of 15% or more of our outstanding shares of common stock. Prior to the earlier of the December 11, 2012 expiration date of the rights and a person becoming the beneficial owner of 15% or more of our outstanding shares of common stock, the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase for the purchase price common stock having the value of twice the then-current purchase price. After a person becomes the beneficial owner of 15% or more of our outstanding shares of common stock, but before a person becomes the beneficial owner of more than 50% of these shares, our Board of Directors may elect to exchange each preferred share purchase right, other than those that have become null and void and nontransferable as described above, for shares of common stock, without payment of the purchase price. The exchange rate in this situation would be one-half of the number of shares of common stock that would otherwise be issuable at that time upon the exercise of one preferred share purchase right.

Some provisions in the rights plan may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock, which offers may be attractive to shareholders, or deter purchases of large blocks of common stock, thereby limiting the opportunity for shareholders to receive a premium for their shares of common stock over the then-prevailing market prices.

Some anti-takeover provisions contained in our charter and bylaws and under Washington laws could hinder a takeover attempt.

Our Board of Directors has the authority to issue up to 10 million shares of preferred stock (1 million of which have been designated Series R Participating Cumulative Preferred Stock under our shareholder rights plan and the remainder of which has not yet been undesignated) and to determine the powers,

Risk factors

preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our shareholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock. The issuance of the Series R Participating Cumulative Preferred Stock with respect to our shareholder rights plan or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

Further, certain provisions of our charter documents, including provisions relating to limitations of liability and indemnification of our directors and officers, dividing our Board of Directors into three classes of directors serving three-year terms and limiting the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice, may have the effect of delaying or preventing changes in our control or management, which could have an adverse effect on the market price of our common stock.

Washington law imposes restrictions on some transactions between a corporation and significant shareholders. With some exceptions, Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation” from engaging in specified “significant business transactions” with an “acquiring person.” An acquiring person is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. “Significant business transactions,” as defined in Chapter 23B.19, may not occur for a period of five years after the acquiring person acquires the securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. “Significant business transactions” include, among other things,

➢	a merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person,

➢	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares, or

➢	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur, as long as it complies with “fair price” provisions specified in the statute or is approved at a meeting of shareholders by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, not counting the votes of shares as to which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of us.

Forward-looking statements

This prospectus supplement and the accompanying prospectus contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this prospectus supplement and the accompanying prospectus are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” “may,” “should” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others:

➢	competitive pressure in our industry;

➢	changes in general economic conditions;

➢	our dependence on the utility industry;

➢	changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money;

➢	the uncertainties inherent in international operations and foreign currency fluctuations; and

➢	the risks described in this prospectus supplement and the accompanying prospectus and our most recent Annual Report on Form 10-K.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement and the accompanying prospectus. Although we believe the expectations reflected in the forward-looking statements at the time they are made are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We have no duty to update the forward looking statements in this prospectus supplement and the accompanying prospectus, and we do not intend to provide such updates.

Use of proceeds

The common stock to be offered and sold pursuant to this prospectus supplement and the accompanying prospectus will be offered and sold by the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders.

Selling shareholders

The following table lists the names of the selling shareholders and sets forth certain information as of June 28, 2007 regarding beneficial ownership of our common stock by those shareholders who may use this prospectus supplement and the accompanying prospectus as a selling shareholder. Footnote (1) below provides a brief explanation of what is meant by the term “beneficial ownership.” The percentage of outstanding shares beneficially owned prior to the offering is based on 30,053,937 shares of our common stock outstanding as of May 31, 2007 and is calculated in accordance with Rule 13d-3 under the Exchange Act. Because the number of shares of the Company’s common stock that might be issued, if any, upon conversion of the Company’s $345,000,000 in aggregate principal amount of its 2.50% Convertible Senior Subordinated Notes due 2026 cannot be determined, the conversion of the notes is not included in the number of shares outstanding. We have prepared the following table based on information (other than the percentage of outstanding shares beneficially owned prior to the offering and the percentage of outstanding shares beneficially owned after the offering) given to us by, or on behalf of, the selling shareholders on or before June 28, 2007. We have not independently verified this information. Because the selling shareholders may offer all or some portion of the shares pursuant to this prospectus supplement and the accompanying prospectus, no estimate can be given as to the amount of the shares that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information to us for inclusion in the following table.

For purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus supplement and the accompanying prospectus will be sold by the selling shareholders.

Name of Selling Shareholder (1)	Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Common Stock Beneficially Owned Prior to the Offering	Maximum Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned after the Offering
OZ Master Fund, Ltd.	669,912	2.23%	669,912	0	—%
OZ Europe Master Fund, Ltd.	170,784	*	170,784	0	—
OZ Global Special Investments Master Fund, L.P.	8,696	*	8,696	0	—
Fleet Maritime, Inc.	10,173	*	10,173	0	—
GPC LVII, LLC	10,000	*	10,000	0	—
Kings Road Investments Ltd. (2)	869,565	2.89	869,565	0	—
Farallon Capital Partners, L.P. (3)	143,478	*	143,478	0	—
Farallon Capital Institutional Partners, L.P. (3)	113,045	*	113,045	0	—
Farallon Capital Institutional Partners II, L.P. (3)	17,391	*	17,391	0	—
Farallon Capital Institutional Partners III, L.P. (3)	17,391	*	17,391	0	—
Farallon Capital Offshore Investors II, L.P. (3)	143,478	*	143,478	0	—
GSO Special Situations Fund LP	160,297	*	160,297	0	—
GSO Special Situations Overseas Fund Ltd.	160,034	*	160,034	0	—
GSO Credit Opportunities Fund (Helios), L.P.	114,452	*	114,452	0	—
Highbridge International LLC (4)	487,238	1.62	384,783	102,455	*
Highbridge Convertible Arbitrage Master Fund, L.P. (5)	50,000	*	50,000	0	—
Steelhead Investments Ltd (6)	434,783	1.45	434,783	0	—
Liberty Harbor LLC	173,913	*	173,913	0	—
Silver Oak Capital LLC	173,913	*	173,913	0	—
GLG North American Opportunity Fund	173,913	*	173,913	0	—
LB I Group Inc. (7)	86,957	*	86,957	0	—

Selling shareholders

*	Less than 1.0%.

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person has the right to acquire within 60 days after such date.
(2)	Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.
(3)	As the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Farallon Capital Offshore Investors II, L.P. (such partnerships being, the “Farallon Partnerships”), Farallon Partners, L.L.C. (“FPLLC”) may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. As managing members of FPLLC, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly (together, the “Farallon Managing Members”), and as senior managing member of FPLLC, Thomas F. Steyer (the “Farallon Senior Managing Member”), may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. FPLLC, the Farallon Managing Members and the Farallon Senior Managing Member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution.
(4)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glen Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC. Highbridge International LLC owns $16,850,000 in aggregate principal amount of the Company’s 2.50% Convertible Senior Subordinated Notes due 2026; however, the number of shares, if any, of the Company’s common stock that would be issued upon conversion of the notes cannot be determined.
(5)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glen Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Highbridge Convertible Arbitrage Master Fund, L.P. owns $7,650,000 in aggregate principal amount of the Company’s 2.50% Convertible Senior Subordinated Notes due 2026; however, the number of shares, if any, of the Company’s common stock that would be issued upon conversion of the notes cannot be determined.
(6)	HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the Registrable Securities pursuant to an Investment Management Agreement between HBK

Selling shareholders

Investments L.P. and Steelhead Investments Ltd. HBK Investments L.P. has delegated discretion to vote and dispose of the Registrable Securities to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz, and William E. Rose.

(7)	LB I Group Inc. is an affiliate of a broker-dealer and has represented to us that it is not acting as an underwriter in this offering. It purchased the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Lehman Brothers Inc. is the parent company of LB I Group Inc. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The address for LB I Group Inc. is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022, Attn: Eric Salzman and Will Yelsits.

Plan of distribution

The selling shareholders, which term as used herein includes any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares or interests therein:

➢	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

➢	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

➢	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

➢	an exchange distribution in accordance with the rules of the applicable exchange;

➢	privately negotiated transactions;

➢	to cover short sales made after the date hereof;

➢	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

➢	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

➢	a combination of any such methods of sale; and

➢	any other method permitted pursuant to applicable law.

The selling shareholders may also sell all or a portion of their shares under Rule 144 under the Securities Act, provided they meet the criteria, rather than pursuant to this prospectus supplement and the accompanying prospectus.

In connection with sales of our common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of our common stock short and deliver the shares covered by a prospectus filed as part of a Registration Statement to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge the common stock to broker-dealers that in turn may sell such common stock.

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement and the accompanying prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and the accompanying prospectus indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock.

Plan of distribution

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus supplement and the accompanying prospectus, or under an amendment to this prospectus supplement and the accompanying prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus supplement and the accompanying prospectus supplement and the accompanying prospectus.

Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus supplement and the accompanying prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus supplement and the accompanying prospectus and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus supplement and the accompanying prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement and the accompanying prospectus supplement and the accompanying prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock offering by a selling shareholder will be paid by the selling shareholder and/or the purchasers.

If a selling shareholder uses this prospectus supplement and the accompanying prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Plan of distribution

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Act and Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

In addition, we will make copies of this prospectus supplement and the accompanying prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may agree to indemnify a broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, arising from misstatements and omissions contained in this prospectus supplement and accompanying prospectus.

Legal matters

Certain legal matters have been passed upon for us by Perkins Coie LLP.

Experts

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference from Itron’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission. The reports and other information filed by us with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission as described below.

You may copy and inspect any materials that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The Securities and Exchange Commission also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the Securities and Exchange Commission. Additionally, we make these filings available, free of charge, on our website at www.itron.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus supplement and the accompanying prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

You may also request a copy of any Securities and Exchange Commission filings, and any information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, at no cost, by contacting:

Itron, Inc.

2111 N. Molter Road

Liberty Lake, WA 99019

Attention: Corporate Secretary

Incorporation of certain information by reference

We disclose important information to you by referring you to documents that we have previously filed with the Securities and Exchange Commission or documents that we will file with the Securities and Exchange Commission in the future. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the Securities and Exchange Commission will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below into this prospectus supplement and the accompanying prospectus, and any future filings made by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) or the Exchange Act until we close this offering. We hereby incorporate by reference the following documents:

➢	Our Annual Report on Form 10-K for the year ended December 31, 2006;

➢	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

➢

Our Current Reports on Form 8-K filed on February 23, 2007, February 28, 2007, March 2, 2007 (except for Item 7.01 and related Item 9.01), April 24, 2007 (except for Item 7.01 and related Item 9.01) and May 24, 2007;

➢	Our Current Report on Form 8-K/A filed on June 29, 2007;

➢	Our Definitive Proxy Statement on Schedule 14A, filed on March 26, 2007, in connection with our 2007 Annual Meeting of Shareholders;

➢

The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September 18, 1993; and the description of our preferred share purchase rights, as set forth in our Form 8-A, which was filed on December 16, 2002; and

➢

The description of the preferred share purchase rights in our registration statement on Form 8-K, filed on December 12, 2002, under Section 12(b) of the Exchange Act, File No. 00-22418, including any amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices, which are located at 2111 N. Molter Road, Liberty Lake, Washington 99019, and our telephone number is (509) 924-9900.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus is modified or superseded for purposes of the prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

PROSPECTUS

Itron, Inc.

Common Stock

Preferred Stock

Debt Securities

Convertible Debt Securities

We may, from time to time, offer to sell common stock, preferred stock, debt securities or convertible debt securities. We refer to our common stock, preferred stock, debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the Registration Statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol “ITRI.”

Investing in our securities involves risks that are described in the “ Risk Factors” section contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling securityholders may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the Registration Statement.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

We urge you to read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “Itron,” “we,” “us” and “our” are to Itron, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 2818 N. Sullivan Road, Spokane Valley, Washington 99216-1897. Our phone number is (509) 924-9900.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Current Reports on Form 8-K filed on January 3, February 17 and February 24, 2006;

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 16, 2006, in connection with our 2006 Annual Meeting of Shareholders;

•

The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September 18, 1993; and the description of our preferred share purchase rights, as set forth in our Form 8-A, which was filed on December 16, 2002;

•

The description of the preferred share purchase rights in our registration statement on Form 8-K, filed on December 12, 2002, under Section 12(b) of the Exchange Act, File No. 00-22418, including any amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices, which are located at 2818 N. Sullivan Road, Spokane Valley, Washington, 99216-1897, and our telephone number is (509) 924-9900.

ITRON, INC.

Itron is a technology and knowledge provider to the global energy and water industries. We provide our customers with industry-leading solutions for electricity metering, meter data collection (which includes automatic meter reading or AMR), energy and water information management, demand side management and response, load forecasting, analysis and consulting services, distribution system design and optimization, web-based workforce automation, commercial and industrial customer care and residential energy and water management.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling securityholders.

DESCRIPTION OF SECURITIES

We may offer shares of common stock, preferred stock, debt securities and convertible debt securities. We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, debt securities or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

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SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference.

LEGAL MATTERS

Perkins Coie LLP, Seattle, Washington, will provide Itron with an opinion as to the legality of the securities we are offering. Counsel representing any underwriters will be named in the applicable prospectus supplement.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Itron’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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Itron, Inc.

4,086,958 Shares of Common Stock

PROSPECTUS SUPPLEMENT

June 29, 2007